Exhibit 23
[Grant Thornton Letterhead]
Consent of Independent Registered Public Accounting Firm
We have issued our report dated September 25, 2007 accompanying the consolidated financial statements of Perceptron, Inc. and subsidiaries appearing in the Annual Report on Form 10-K for the year ended June 30, 2007. We consent to the incorporation by reference in the Registration Statements of the Company on Form S-3 (Registration Nos. 333-24239 and 333-29263) and on Form S-8 (Registration Nos. 33-63664, 33-85656, 33-93910, 333-00444, 333-00446, 333-65001, 333-65007, 333-92643, 333-92645, 333-92647, 333-55164, 333-76194, 333-104040 and 333-131421) of the aforementioned report.
/s/ GRANT THORNTON LLP
Southfield, Michigan
September 25, 2007